SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.______)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[] Preliminary Proxy Statement

[] Confidential, for Use of the Commission Only (as permitted by

Rule 14a-6(e)(2))

[] Definitive Proxy Statement

[X]       Definitive Additional Materials

[]	Soliciting Material under Rule 14a-12

Edward Jones Money Market Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]       No fee required.

[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4)

and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5. Total fee paid:

[ ]       Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

_______________________________________________________________

2)       Form, Schedule or Registration Statement No.:

_______________________________________________________________

3)       Filing Party:

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4)       Date Filed:

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From the Desk of

Edward Jones Money Market Fund Proxy

I want to share a quick update on the status of the proxy vote for the Edward Jones Money Market Fund. As you know, we have proposed a reorganization of the fund that is intended to decrease the fund’s overall fees and expenses. This requires a vote by the fund's shareholders.

Currently, we are short of the 50.001% voting shares required to authorize the change. We need your shareholder votes in order to hold the initial meeting as scheduled on Dec. 9, 2016. If we are unable to receive the necessary votes by the meeting date, we will have to adjourn the meeting, and continue efforts to obtain the necessary votes.

Thank you to everyone who has already taken the time to vote your shares on these important proposals. It is important to note that you must individually vote each account that holds shares of the fund. We have seen some issues where not all of the accounts in a household have voted. Please double check and ensure you have voted all of the shares on all of your accounts.

Voting only takes a couple of minutes. The easiest way to cast your vote is by phone or via Online Access:

•	Call Broadridge at 1-855-723-7820 to speak to a proxy specialist Monday through Friday from 9 a.m. to 10 p.m. Eastern time.

•	If you are enrolled in Online Access, visit the Documents, Proxies & Other Shareholder Materials tab to review the proxy materials and complete your voting card.

If you haven't received proxy materials or cannot locate them, please contact Broadridge at the number listed above. They contain important information which you should review and consider.

Thank you for your vote!